Exhibit 99.1

WILLIAM WULFSOHN TO JOIN

CARPENTER TECHNOLOGY BOARD OF DIRECTORS

Wyomissing, Pa. (February 25, 2009) – Carpenter Technology Corporation (NYSE: CRS) announced today that William Wulfsohn, Senior Vice President, Coatings, of PPG Industries will join Carpenter’s Board of Directors, effective April 21, 2009.  No committee assignments have yet been designated for Mr. Wulfsohn.

Mr. Wulfsohn, 46, a resident of Pittsburgh, Pennsylvania, previously was Vice President, Coatings and Managing Director of PPG Europe from 2003-2005 and was Vice President and General Manager – Nylon Systems, for Honeywell International from 2000-2003.

Before that, he was with Rohm & Haas/Morton International in various management positions where he last served as Vice President and Corporate Officer, Automotive Coatings and Business Director from 1999-2000.

Mr. Wulfsohn holds a bachelor of science degree in chemical engineering from the University of Michigan and a masters of business administration from Harvard Graduate School of Business.

Carpenter Technology, based in Wyomissing, Pa., is a leading manufacturer and distributor of specialty alloys and various engineered products.  More information about Carpenter Technology is available at www.cartech.com.

# # #